EXHIBIT 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street | 9th Floor
Philadelphia | PA | 19106
p. 215.238.1046 | f. 215.238.0157
hersha.com

For Immediate Release

Hersha Hospitality Trust to Redeem Series A Preferred Shares On March 28, 2013

Philadelphia, PA, February 26, 2013 -Hersha Hospitality Trust (NYSE: HT) today announced that it will redeem all of its issued and outstanding shares of 8.00% Series A Cumulative Redeemable Preferred Stock on March 28, 2013.

The Series A Preferred Shares will be redeemed at a per share redemption price of $25.00 together with accrued and unpaid dividends to the redemption date for an aggregate per share redemption price of $25.4056. The redemption and paying agent for the redemption is American Stock Transfer & Trust Company, LLC (“AST”).

For more information, holders of the securities may contact AST at (800) 937-5449 or write to AST at American Stock Transfer & Trust Company, LLC, Reorganization Department, 6201 15th Avenue, Brooklyn, New York 11219.

About Hersha Hospitality Trust

Hersha Hospitality Trust is a self-advised real estate investment trust that owns 63 hotels in major urban gateway markets including New York, Washington, Boston, Philadelphia, Los Angeles and Miami totaling 9,129 rooms. HT follows a highly selective investment approach and leverages operational advantage through rigorous and sustainable asset management practices. For further information on the Company visit our website at www.hersha.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement. For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities Exchange Commission and the prospectus supplement and accompanying prospectus relating to the offering.

Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046